Exhibit 99.1

PEOPLE’S COMMUNITY CAPITAL CORPORATION (PPLM.OB)

October 19, 2004	FOR MORE INFORMATION, CALL
FOR IMMEDIATE RELEASE	TOMMY B. WESSINGER, CEO or
THOMAS H. LYLES, PRESIDENT
AT (803) 641-0142

PEOPLE'S COMMUNITY CAPITAL CORPORATION REPORTS THIRD QUARTER EARNINGS

AIKEN, SOUTH CAROLINA, October 19, 2004 – PEOPLE’S COMMUNITY CAPITAL CORPORATION (OTCBB:PPLM.OB), holding company for PEOPLE’S COMMUNITY BANK, announced that for the three months ended September 30, 2004 net income increased to $354,386, or $0.30 per basic common share, compared to $292,694, or $0.25 per basic common share for 2003, an increase of 21%. For the nine month period ended September 30, 2004, net income was $1,039,620, or $0.90 per basic common share, compared to $821,366, or $0.72 per basic common share for the same period in 2003, an increase of 27%. All per share amounts have been adjusted for stock dividends paid.

Total assets for the company were $126 million at September 30, 2004, a 15% increase over December 31, 2003 and a 15% increase over September 30, 2003 amounts. Net loans grew to $78 million, representing a 19% increase since last year-end and an increase of 28% since September 30, 2003. Deposits were at $103 million, an 11% increase since December 31, 2003 and a 10% increase over the same quarter last year.

The company’s allowance for credit losses was increased by $33,000 for the quarter ended September 30, 2004, bringing the ending reserve to $1,065,000, or 1.35% of loans. There were $2,000 of net recoveries in the third quarter of 2004 compared to net charge-offs of $4,060 in the third quarter of 2003. Total net charge-offs for the first nine months of 2004 were $26,000 (including $29,000 in net recoveries from the first quarter) compared to net charge-offs of $3,258 through September 30, 2003. There were no loans classified as non-performing at September 30, 2004 compared to $10,483 of non-performing loans at September 30, 2003.

As announced on October 18, 2004, People’s Community Capital Corporation (“PCCC”), People’s Community Bank of South Carolina (“PCB”), and First Citizens Bank and Trust Company, Inc., a South Carolina state bank (“FCB”) entered into an Agreement and Plan of Reorganization and Merger, under which PCCC and PCB will be merged with and into FCB, with FCB continuing after the merger as the surviving corporation.

People’s Community Capital Corporation is a bank holding company for People’s Community Bank of South Carolina in Aiken with three principal banking offices at 1715 Whiskey Road and 125 Park Avenue in Aiken and 518 Georgia Avenue in North Augusta. The Company’s stock is quoted on the OTC Bulletin Board under the symbol PPLM.OB. Internet banking is offered through the bank’s web site at www.pcbOnline.net.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future growth and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non-interest expenses or excessive loan losses which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

PCCC intends to file a proxy statement with the Securities and Exchange Commission (“SEC”) in connection with the proposed merger of PCCC and PCB with and into FCB, which merger was announced on October 18, 2004. INVESTORS AND SECURITY HOLDERS OF PCCC ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT PCCC, FCB AND THE MERGER. The proxy statement and other relevant materials (when they become available), and any other documents filed by PCCC or FCB with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by PCCC by directing a written request to: People’s Community Capital Corporation, 125 Park Avenue, S.W., Aiken, South Carolina 29801, Attention: Jean Covington. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.

PCCC and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of PCCC in connection with the merger. Information about those executive officers and directors and their ownership of PCCC’s common stock is set forth in the PCCC Form 10-KSB for the year ended December 31, 2003, which was filed with the SEC on March 29, 2004, and the PCCC proxy statement for the 2004 Annual Meeting of Shareholders, which was filed with the SEC on March 29, 2004. Investors and security holders may obtain additional information regarding the direct and indirect interests of PCCC and its executive officers and directors in the merger by reading the proxy statement regarding the merger when it becomes available.

PEOPLE’S COMMUNITY CAPITAL CORPORATION
Selected Financial Information
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	(unaudited)		(unaudited)
	2004	2003	2004	2003

Condensed Results of Operations
Interest income	$1,583	$1,215	$4,395	$3,685
Interest expense	320	307	861	1,019
Net interest income	1,263	908	3,534	2,666
Provision for possible loan losses	33	19	151	78
Non-interest income	183	273	607	836
Salaries and employee benefits expense	493	410	1,389	1,256
Occupancy and equipment expense	82	90	239	264
Other non-interest expense	298	223	779	675

Operating income before provision for taxes	540	439	1,583	1,229
Provision for income taxes	186	147	544	408

Net income	$354	$292	$1,039	$821

Income per share of common stock: (See note)
Basic	$0.30	$0.25	$0.90	$0.72
Diluted	$0.27	$0.23	$0.81	$0.66
Weighted average shares outstanding:
Basic	1,179,237	1,154,888	1,161,414	1,148,157
Diluted	1,309,205	1,269,997	1,280,519	1,246,622

Other Data

Average interest-earning assets	$118,241	$101,505	$113,416	$99,753
Average interest-bearing liabilities	$94,666	$80,461	$90,529	$79,606
Net interest margin	4.27%	3.58%	4.15%	3.56%
Return on average equity	10.74%	9.57%	10.68%	9.13%
Return on average assets	1.14%	1.09%	1.16%	1.03%

	Sep 30	Dec 31	Sep 30
	2004	2003	2003
	(unaudited)	(audited)	(unaudited)

Selected Balance Sheet Data
Total assets	$125,720	$109,128	$109,320
Loans receivable, net	77,876	65,301	60,715
Federal funds sold	0	659	7,860
Short-term investments	1,992	1,721	1,946
Investment securities	39,563	35,257	32,677
Deposits	103,416	93,238	93,710
Shareholders' equity	13,692	12,366	12,361
Shareholders' equity per common share (See note)	$11.61	$10.86	$11.23

Loan allowance to loans and leases	1.35%	1.42%	1.48%
Net loans to deposits	75.30%	70.04%	64.79%
Net charge-offs to average loans	0.04%	0.02%	0.00%

NOTE: Per share data has been adjusted to reflect all stock dividends paid.

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